Exhibit 99.1

Contact: Charity Frantz
April 20, 2017	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND Announces FIRST QUARTER 2017 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month period ended March 31, 2017.

Dividend Declared

C&N’s Board of Directors has declared a regular quarterly cash dividend of $0.26 per share. The dividend is payable on May 12, 2017 to shareholders of record as of May 1, 2017. Declaration of the dividend was made at the April 20, 2017 meeting of C&N’s Board of Directors.

First Quarter 2017 Unaudited Financial Results

Earnings per basic and diluted common share were $0.28 in the first quarter 2017, as compared to $0.35 per share in the fourth quarter 2016 and $0.29 per share in the first quarter 2016. The annualized return on average assets for the first quarter 2017 was 1.11%, and the annualized return on average equity was 7.38%. Earnings for the first quarter 2017 included an estimated $0.01 per common share after-tax benefit from realized gains on available-for-sale securities, as compared to an estimated $0.02 per share after-tax benefit from securities gains in the first quarter 2016. Highlights related to C&N’s earnings results for the comparative periods are presented below.

First Quarter 2017 as Compared to Fourth Quarter 2016

Net income totaled $3,434,000 in the first quarter 2017, down from $4,231,000 in the fourth quarter 2016. Significant variances were as follows:

•	Total noninterest expenses in the first quarter 2017 increased $740,000 (8.6%) over the fourth quarter 2016 amount. Pensions and other employee benefits expense was $312,000 higher in the first quarter 2017 as compared to the fourth quarter 2016, as payroll taxes and similar expenses increased, consistent with the normal pattern of such costs being highest in the beginning of the calendar year. Other operating expenses were $281,000 higher in the first quarter 2017 as compared to the fourth quarter 2016. Within other operating expense, charitable donations increased $152,000, including donations totaling $150,000 under a state program that resulted in a credit to be applied against Pennsylvania Bank Shares Tax of $135,000. Also within other operating expense, loan collection expenses increased $110,000, net losses and expenses on other real estate properties increased $52,000 and education and training expenses decreased $35,000. Salaries and wages increased $158,000 (4.3%) in the first quarter 2017 as compared to the fourth quarter 2016, reflecting merit-based pay increases for a portion of the employee base as well as the effects of fourth quarter 2016 reductions in restricted stock and incentive bonus expense based on updated year-end 2016 estimates.

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•	The provision for loan losses totaled $452,000 in the first quarter 2017 as compared to a credit (reduction in expense) of $3,000 in the fourth quarter 2016. Net charge-offs totaled $181,000 in the first quarter 2017, and total specific allowances on impaired loans increased $207,000 to $881,000 at March 31, 2017 from $674,000 at December 31, 2016. The net increase in specific allowances in the first quarter 2017 included an increase in the allowance related to one real estate secured commercial loan relationship of $225,000. At March 31, 2017, total loans outstanding associated with this relationship amounted to $3,278,000, and the related allowance was $753,000. The small credit for loan losses in the fourth quarter 2016 included the effect of an excess of $55,000 of recoveries on previously charged-off loans over the amount of current charge-offs as well as a net reduction of $11,000 in specific allowances required on impaired loans.

•	Noninterest revenue totaled $3,864,000 in the first quarter 2017, down $167,000 (4.1%) from the fourth quarter 2016 total. Net gains from sales of residential mortgage loans totaled $166,000 in the first quarter 2017, which was $164,000 lower than the fourth quarter 2016 total, consistent with C&N’s historical experience of a lower volume of mortgage loan sales in the winter months. Service charges on deposit accounts totaled $1,084,000 in the first quarter 2017, down $88,000 from the fourth quarter amount, consistent with C&N’s typical seasonal trends and also reflecting an ongoing pattern of fewer consumer overdrafts throughout the market area. Other operating income totaled $458,000 in the first quarter 2017, up $113,000 from the fourth quarter 2016 amount. The increase in other operating income resulted mainly from an increase in revenue from tax credit programs, including the tax credits associated with the charitable donations described above.

•	The income tax provision was $984,000 in the first quarter 2017, down from $1,500,000 in the fourth quarter 2016, primarily as a result of lower pre-tax income.

First Quarter 2017 as Compared to First Quarter 2016

Net income for the first quarter 2017 was $139,000 (3.9%) lower than the first quarter 2016 amount. Significant variances were as follows:

•	Net interest income increased $126,000 (1.3%), in the first quarter 2017 as compared to the first quarter 2016. The net interest margin was 3.78% for the first quarter 2017 as compared to 3.81% for the first quarter 2016. Average total loans outstanding were higher by $57.7 million (8.2%) in the first quarter 2017 as compared to the first quarter 2016, while average total available-for-sale securities were lower by $22.4 million. Average total deposits were $22.6 million (2.4%) higher in the first quarter 2017 as compared to the first quarter 2016.

•	The first quarter 2017 provision for loan losses was $84,000 higher than the first quarter 2016 amount. The $452,000 provision in the first quarter 2017 included $388,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period and a $64,000 increase in the collectively determined allowance for loan losses, mainly due to loan growth. In the first quarter 2016, the $368,000 provision included $82,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period and a $286,000 increase in the collectively determined allowance for loan losses. The increase in the collectively determined allowance in the first quarter 2016 included the effects of loan growth, increased qualitative factors associated with residential mortgage loans and an increased net charge-off experience factor for commercial loans.

•	Noninterest revenue increased $174,000 (4.7%) in the first quarter 2017 over the first quarter 2016 amount. Other operating income increased $87,000, including an increase of $50,000 in revenue from tax credits. Interchange revenue from debit card transactions increased $57,000 (12.3%), reflecting benefits from a consulting project in 2016 that identified opportunities for improvements in card-related volumes and processing. Loan servicing fees, net, increased $50,000, as the fair value of mortgage servicing rights decreased by $30,000 in the first quarter 2017 as compared to a reduction of $71,000 in the first quarter 2016. Trust and Financial Management Group revenue increased $36,000 (3.1%), in part due to market valuation increases. Service charges on deposit accounts decreased $54,000 (4.7%), as revenue from consumer overdrafts declined due to lower volume.

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•	Realized gains on available-for-sale securities totaled $145,000 in the first quarter 2017, down from $383,000 in the first quarter 2016.

•	Total noninterest expenses increased $226,000 (2.5%) in the first quarter 2017 over the first quarter 2016 amount. Other operating expense increased $169,000, including increases of $89,000 in loan collection expenses and $42,000 in losses and expenses associated with other real estate. Pensions and other employee benefits expense increased $93,000, including the effect of higher health care expenses on C&N’s partially self-insured plan. Automated teller machine and interchange expense increased $45,000, including costs associated with issuing new debit cards with EMV functionality. Software subscriptions increased $39,000, including costs associated with new applications as well as annual licensing increases. Professional fees expense decreased $62,000, including a reduction in information technology and sales and service -related consulting. FDIC assessments expense decreased $48,000, reflecting a lower assessment level.

•	The first quarter 2017 provision for income tax of $984,000, or 22.3% of pre-tax earnings, was $109,000 lower than the first quarter 2016 tax provision of $1,093,000, or 23.4% of pre-tax income. The lower effective tax in the first quarter 2017 resulted primarily from lower pre-tax earnings.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,233,924,000 at March 31, 2017, as compared to $1,242,292,000 at December 31, 2016 and $1,216,544,000 at March 31, 2016.

•	Net loans outstanding (excluding mortgage loans held for sale) were $753,277,000 at March 31, 2017, up from $743,362,000 at December 31, 2016 and up 8.6% from $693,994,000 at March 31, 2016. In comparing outstanding balances at March 31, 2017 and 2016, total residential mortgage loans increased $38.0 million, or 9.8%, and total commercial loans increased $19.5 million, or 6.4%. At March 31, 2017, the outstanding balance of commercial loan participations with other financial entities was $43.6 million, down slightly from $43.9 million at March 31, 2016.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $164,291,000 at March 31, 2017, up from $163,296,000 at December 31, 2016 and $153,778,000 at March 31, 2016.

•	Total nonperforming assets as a percentage of total assets was 1.28% at March 31, 2017 as compared to 1.43% at December 31, 2016 and 1.36% at March 31, 2016. The balance of loans subject to troubled debt restructurings (TDRs) was $4.8 million lower at March 31, 2017 as compared to December 31, 2016, mainly due to removal of one commercial relationship from TDR status. Loans to this borrower are performing as agreed based on a modification agreement entered into in 2016.

•	Deposits and repo sweep accounts totaled $986,495,000 at March 31, 2017, down from $989,018,000 at December 31, 2016, and up 2.4% from $962,989,000 at March 31, 2016.

•	Total shareholders’ equity was $187,350,000 at March 31, 2017 as compared to $186,008,000 at December 31, 2016 and $188,310,000 at March 31, 2016. Tangible common equity as a percentage of tangible assets was 14.35% at March 31, 2017 as compared to 14.64% a year earlier. Within shareholders’ equity, the portion of accumulated other comprehensive income (loss) related to available-for-sale securities was in a loss position of ($630,000) at March 31, 2017 and ($949,000) at December 31, 2016 as compared to a gain position of $5,347,000 at March 31, 2016. The decrease in accumulated other comprehensive income (loss) was caused by increases in interest rates, which resulted in a decrease in the fair value of available-for-sale securities.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $880,979,000 at March 31, 2017, up from $879,844,000 at December 31, 2016, and up 6.6% from $826,470,000 a year earlier.

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Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, New York. C&N’s most recently opened location, in Elmira, New York, offers commercial, residential and consumer lending services. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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